EXHIBIT 99

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CEL-SCI CORPORATION
                                                         Contact: Gavin de Windt
                                                      Investor Relations Manager
                                                             Phone: 703 506-9460
                                              Email address:gdewindt@cel-sci.com

           CEL-SCI REPORTS CLINICAL HOLD ON HEAD AND NECK CANCER STUDY

VIENNA, VA, September 26, 2016 - CEL-SCI Corporation (NYSE MKT: CVM) announced today that it has received verbal notice from the U.S. Food and Drug Administration (FDA) that its Multikine (Leukocyte Interleukin Injection) Phase 3 clinical trial in advanced primary head and neck cancer has been placed on clinical hold. Pursuant to this communication from FDA, patients currently receiving study treatments can continue to receive treatment, and patients already enrolled in the study will continue to be followed. CEL-SCI was also told to expect a formal letter from the FDA within 30 days and will work diligently with the FDA to obtain the release of the clinical hold. The study currently has about 926 patients enrolled.

About CEL-SCI Corporation

CEL-SCI's work is focused on finding the best way to activate the immune system to fight cancer and infectious diseases. Its lead investigational immunotherapy, Multikine (Leukocyte Interleukin, Injection), is currently being studied in a pivotal Phase 3 clinical trial as a potential neoadjuvant treatment for patients with squamous cell carcinoma of the head and neck. If the study endpoint, which is an improvement in overall survival of the subjects treated with the Multikine treatment regimen plus the current standard of care (SOC) as compared to subjects treated with the current SOC only, is satisfied, the study results will be used to support applications that the Company plans to submit to regulatory agencies in order to seek commercial marketing approvals for Multikine in major markets around the world. Additional clinical indications for Multikine that are being investigated include the treatment of cervical dysplasia in HIV/HPV co-infected women, and the treatment of peri-anal warts in HIV/HPV co-infected men and women. A Phase 1 trial of the former indication has been completed at the University of Maryland. The latter indication is now in a Phase 1 trial at UCSF. CEL-SCI has issued patents on Multikine from the US, Europe, China and Japan.

CEL-SCI is also developing its pre-clinical L.E.A.P.S. (Ligand Epitope Antigen Presentation System) technology for the potential treatment of pandemic influenza in hospitalized patients and as a potential vaccine for the treatment of rheumatoid arthritis.

The Company has operations in Vienna, Virginia, and in/near Baltimore, Maryland.

Forward-Looking Statements

This press release  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause or contribute to such differences include, an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk

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factors set forth from time to time in CEL-SCI  Corporation's  filings  with the
Securities and Exchange Commission, including but not limited to its report on Form 10-K for the year ended September 30, 2015. The Company undertakes no
obligation   to  publicly   release   the  result  of  any   revision  to  these
forward-looking   statements  which  may  be  made  to  reflect  the  events  or
circumstances   after  the  date  hereof  or  to  reflect  the   occurrence   of
unanticipated events.

*Multikine is the trademark that CEL-SCI has registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy have not been established for any use. Moreover, no definitive conclusions can be drawn from the early-phase, clinical-trials data involving the investigational therapy Multikine (Leukocyte Interleukin, Injection). Further research is required, and early-phase clinical trial results must be confirmed in the Phase 3 clinical trial of this investigational therapy that is currently in progress.